EXHIBIT 99.2

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE


Contact Person:   William J. McLaughlin, President and CEO, Harris Savings Bank
                           (717) 236-4041

Contact Person:Patrick J. Aritz, President and CEO, First Harrisburg Bancor, Inc
                           (717) 232-6661


HARRIS  SAVINGS  BANK  AND  FIRST  HARRISBURG  BANCOR,  INC.,  JOINTLY  ANNOUNCE
AGREEMENT FOR HARRIS SAVINGS BANK TO ACQUIRE FIRST HARRISBURG BANCOR, INC, AND ITS SUBSIDIARY, FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF HARRISBURG



         Harrisburg, PA. (November 13, 1995) Harris Savings Bank (NASDAQ/NM:HARS) and First Harrisburg Bancor, Inc. (NASDAQ/NM:FFHP) jointly announced today that they have reached a definitive agreement for Harris to acquire First Harrisburg Bancor, Inc., the parent holding company of First Federal Savings and Loan Association of Harrisburg, a $307 million thrift based in Harrisburg, Pennsylvania.

         Under the terms of the agreement, First Harrisburg Bancor, Inc. shareholders will receive $14.77 for each share of First Harrisburg Bancor, Inc. Common Stock on the Effective Date of the acquisition. The aggregate deal value is approximately $40 million.

         William J. McLaughlin, President and CEO, of Harris stated that, "We believe that this transaction will have substantial benefit to shareholders, the community and customers served by both institutions. This transaction is a combination of two companies, each with significant strengths. In addition, we anticipate cost savings and revenue enhancements resulting from this "in-market" transaction will further contribute to establish Harris Savings as a strong community bank."

         Patrick J. Aritz, President and CEO of First Harrisburg Bancor, Inc., stated that, "We are pleased to affiliate with Harris, a company with a long-standing tradition of service to its customers and the community and sound financial performance. We believe that this transaction will provide value to our stockholders while significantly enhancing the banking services and products available to our customers and the community we serve."

         In addition to First Federal Savings and Loan Association, Harris Savings Bank will acquire Avstar Mortgage Corporation, a wholly-owned subsidiary of First Federal Savings and Loan Association which is licensed to operate a full-service mortgage company in five states.

         Harris Savings Bank has 25 office locations in Pennsylvania and Maryland. First Federal Savings and Loan Association currently has eight office locations in Pennsylvania.

         Harris Savings Bank, as of September 30, 1995, had $1.25 billion in assets. When combined with the $.3 billion assets of First Harrisburg Bancor, Inc., Harris Savings Bank is expected to have total assets of over $1.5 billion.

         William J. McLaughlin, President/CEO of Harris Savings Bank stated that Patrick J. Aritz, will join Harris as Executive Vice President/COO and Bruce S. Isaacman, currently Chairman of First Harrisburg Bancor, Inc., will join the Board of Directors of Harris.

         The transaction, which is subject to regulatory and shareholder approval, is expected to close in early to midyear, 1996.




November 13, 1995